Exhibit 10.61

FOURTH AMENDMENT OF LEASE

THIS FOURTH AMENDMENT OF LEASE is made this 30th day of March, 2010, by and between RB KENDALL FEE, LLC (“Landlord”) and CEQUENT PHARMACEUTICALS, INC., having a mailing address at One Kendall Square, Building 600/700, Cambridge, Massachusetts 02139 (“Tenant”).

R E C I T A L S:

A. Reference is made to an Indenture of Lease dated December 19, 2006, by and between Landlord, and Tenant, as amended by First Amendment of Lease also dated December 19, 2006, Second Amendment of Lease dated March 23, 2007, and Third Amendment of Lease dated September 20, 2007 (as amended, the “Lease”), demising approximately 6,397 s.f. of rentable square feet of space on a portion of the first floor and approximately 456 s.f. of rentable space in the basement (collectively, the “Existing Space”) and approximately 98 s.f. of storage space (the “Storage Space”) in the basement of Building 600/700 at One Kendall Square, Cambridge, Massachusetts. Capitalized terms used but not defined herein shall have the same meaning as in the Lease.

B. Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.

C. Landlord and Tenant now desire to amend the Lease as set forth herein.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1. Tenant to Vacate Existing Space; Effective Date. Upon the Effective Date (as defined below), Tenant shall quit, vacate and deliver up the Existing Space pursuant to the requirements of the Lease, including without limitation Article 22 and Section 29.11 thereof (that date which is ten (10) business days after Tenant is given possession of the New Premises [defined below] is hereinafter referred to as the “Effective Date”). The anticipated Effective Date is June 1, 2010. Landlord shall not be liable to Tenant for any failure to deliver the New Premises on any specified date, however, if Landlord fails to deliver the New Premises to Tenant by September 1, 2010, except if such failure is due to causes beyond the control of Landlord including matters of force majeure or delays caused by an act or omission of Tenant, then Tenant may elect, upon written notice to Landlord given no later than September 8, 2010, to terminate the Lease. In the event of such termination, Tenant shall surrender the Existing Premises in accordance with the terms of the Lease. Landlord shall endeavor to provide commercially reasonable notice of the Effective Date to Tenant at least fifteen (15) days prior thereto. Landlord and Tenant acknowledge that the term of the Lease with respect to the Existing Space is scheduled to expire on May 31, 2010. In the event the Effective Date is later than June 1, 2010, Tenant shall be permitted to remain in the Existing Premises until the delivery date of the New Premises subject to all of the terms and conditions of the Lease, and Tenant shall be responsible for the payment of Yearly Rent and additional rent with respect to the Existing Premises at the applicable rate currently set forth in the Lease for any period between June 1, 2010 and the Effective Date. Upon the Effective Date, the Existing Space shall be deemed to no longer constitute the Premises demised pursuant to the Lease, and Tenant shall have no leasehold or other right, title, or interest therein or thereto. Tenant shall remain liable for any and all obligations and agreements under the Lease relating to the Existing Space accruing on or before the Effective Date.

2. New Premises. Upon the Effective Date, the Premises demised pursuant to the Lease shall consist of approximately 4,782 rentable square feet on the fourth (4th) floor of Building 400 as shown on Exhibit A-1 attached hereto (the “New Premises”). Tenant has inspected the New Premises and accepts the New Premises in its present “as is” condition, without representation or warranty, express or implied, in fact or in law, by Landlord and without recourse to Landlord as to the nature, condition or usability thereof, except as expressly provided herein. Tenant agrees that except as otherwise expressly provided herein, Landlord has no work to perform in or on the New Premises to prepare the New Premises for Tenant’s use and occupancy, and that any and all other work to be done in or on the New Premises will be performed by Tenant at Tenant’s sole cost and expense in accordance with all of the terms and conditions of the Lease, including Articles 12 and 13 thereof. Except as set forth herein, Landlord shall have no obligation, liability or risk whatsoever with respect to the New Premises or its condition. Tenant further acknowledges that, except as expressly provided in the Lease or in this Fourth Amendment, neither Landlord nor its agents or employees has made any representations or warranties, expressed or implied, concerning the New Premises, its condition, or the Lease.

3. Landlord’s Work. Landlord shall complete, at Landlord’s sole cost and expense, the following work in a good and workmanlike manner using, where applicable, Landlord’s building standard design and construction materials and finishes (“Landlord’s Work”): (i) demise the New Premises as shown on the plan attached hereto as Exhibit A-1; (ii) separate the mechanical, electrical and plumbing (MEP) systems serving the New Premises for Tenant’s exclusive use; (iii) deliver and install HVAC systems conforming to the requirements to be mutually agreed upon by Landlord and Tenant; (iv) supply the New Premises with compressed air, vacuum, cold room, and two (2) six (6) foot fume hoods; (v) deliver a new 20-kilowatt emergency generator that serves the New Premises; and (vi) deliver all structural and common area components of the Building, including the roof, elevators, windows, loading docks, Building lobby, Common Areas, and the life safety infrastructure of the Building in good working condition. Tenant shall provide all of Tenant’s equipment, portable fixtures, furnishings, and other special purpose items, including but not limited to bio safety cabinets, autoclaves, ice machines, minus 80’s, freezer units, etc., at Tenant’s sole cost and expense.

4. Tenant’s Improvements. Tenant shall have access to the New Premises beginning as of that date which is fifteen (15) days prior to the Effective Date for purposes of installing furniture and communications cable (“Tenant’s Improvements”) in accordance with the terms and conditions of the Lease (as amended hereby). Such right of access shall be subject to all the terms of the Lease and shall be deemed a license from Landlord to Tenant and any entry into the New Premises hereunder and any storage of Tenant’s equipment and other personal property shall be at Tenant’s sole risk. Prior to entering the New Premises, Tenant shall obtain all insurance it is required to obtain by the Lease as to the New Premises, if any, and shall provide certificates of said insurance to Landlord. In addition, prior to commencing work on Tenant’s Improvements, Tenant’s contractors and subcontractors shall provide Landlord with evidence of builder’s risk, general liability, automobile liability, workers compensation, and excess/umbrella insurance policies in coverages reasonably acceptable to Landlord, such policies to be maintained throughout the construction of Tenant’s Improvements. Tenant shall coordinate such entry with Landlord’s building management, and such entry shall be made in compliance with all terms and conditions of the Lease and the rules and regulations in effect from time to time.

5. Term. The term of the Lease with respect to the New Premises shall begin as of the Effective Date and shall expire at 11:59 p.m. on that date which is the last day of the twenty-fourth (24th) complete month following the Effective Date (the “Termination Date”). The parties agree to execute a written agreement confirming the actual Effective Date and Termination Date, once same are determined.

6. Yearly Rent; Additional Rent. (a) Commencing on the Effective Date and continuing until the day before the first anniversary thereof, Yearly Rent in the amount of $248,664.00, payable in equal monthly installments of $20,722.00, shall be due and payable in the manner set forth in Article 6 of the Lease. If the Effective Date is other than the first day of a calendar month, then Yearly Rent shall be appropriately prorated for such month. For the period beginning on the first anniversary of the Effective Date and ending on the Termination Date, Yearly Rent in the amount of $253,446.00, payable in equal monthly installments of $21,120.50, shall be due and payable in the manner set forth in Article 6 of the Lease.

(b) Commencing on the Effective Date, Tenant shall continue to pay, as additional rent under the Lease, Tenant’s Tax Share and Tenant’s Operating Expense Share in the manner set forth in Sections 9.2 and 9.3 of the Lease. Exhibit 1 to the Lease is hereby amended to reflect the following changes:

Total Rentable Area of Building No. 400: 20,319 square feet

Total Rentable Area of Complex: 639,586 square feet

Tenant’s Proportionate Common Area Share: 0.75%

Tenant’s Proportionate Building Share: 23.5%

7. Utilities. As of the Effective Date, Tenant shall pay Tenant’s Proportionate Building Share of electricity charges as and when invoiced by Landlord, together with monthly installments of Yearly Rent and additional rent.

8. Subletting and Assignment. As of the Effective Date, Article 16 of the Lease is hereby amended to include the following:

“Without limitation of the rights of Landlord hereunder in respect thereto, if there is any subletting of the whole of the premises by Tenant at a rent which exceeds the rent payable hereunder by Tenant, or if there is a subletting of a portion of the premises by Tenant at a rent in excess of the subleased portion’s pro rata share of the rent payable hereunder by Tenant, then Tenant shall pay to Landlord, as additional rent, fifty percent (50%) of all such excess rent forthwith upon Tenant’s receipt of any of the same. For the purposes of this paragraph, the term ‘rent’ shall mean all Yearly Rent, additional rent or other payments and/or consideration payable by one party to another for the use and occupancy of all or a portion of the premises including, without limitation, key money, or bonus money paid by subtenant to Tenant in connection with such transaction and any payment in excess of fair market value for services rendered by Tenant to the subtenant in connection with any such transaction, but shall exclude any separate payments by Tenant for reasonable attorney’s fees, broker’s commissions, and leasehold improvements paid directly by Tenant in connection with such subletting.”

9. Extension Term. Tenant shall have one (1) three (3) year option to extend the term of the Lease as amended hereby (the “Extension Term”), exercisable upon written notice to Landlord provided not later than twelve (12) months before the Termination Date. Yearly Rent payable during the Extension Term shall be equal to the Fair Market Rental Value as determined pursuant to Section 29.16 of the Lease.

10. Parking. Section 29.14 of the Lease is amended to provide that the current rate for monthly parking passes in the Garage is $220 per month.

11. Security Deposit. Tenant acknowledges and agrees that Landlord is holding a security deposit in the amount of $45,132.75 and that such security deposit shall continue to secure Tenant’s obligations under the Lease in accordance with the terms and conditions thereof.

12. Storage Space. Tenant’s license to use the Storage Space shall be coterminous with the term of the Lease, as amended hereby and as may be further extended from time to time, and subject to the terms and conditions of the Lease.

13. Brokers. Landlord and Tenant each warrant and represent to the other that they have dealt with no brokers in connection with the negotiation or consummation of this Fourth Amendment except for Cushman and Wakefield and FHO Partners (collectively, the “Broker”) and in the event of any brokerage claim against either party by any person claiming to have dealt with either Landlord or Tenant in connection with this Fourth Amendment other than Broker, the party with whom such person claims to have dealt shall defend and indemnify the other party against such claim. Landlord shall pay the Broker’s commission pursuant to a separate agreement.

14. Notices. For all purposes of the Lease, the notice address for Landlord shall hereafter be as follows: RB Kendall Fee, LLC, One Kendall Square, Cambridge, Massachusetts 02139. Any notices given to Landlord shall be delivered in accordance with the terms of the Lease to the foregoing address with copies to be delivered in like manner to Landlord, c/o The Beal Companies, LLP, 177 Milk Street, Boston, Massachusetts 02109, Attention: Stephen N. Faber, Senior Vice President and Peter A. Spellios, Esquire, Senior Vice President and General Counsel and to Sherin and Lodgen LLP, 101 Federal Street, Boston, Massachusetts 02110, Attention: Robert M. Carney, Esquire.

15. Ratification. In all other respects the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby. The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby.

IN WITNESS WHEREOF the parties hereto have executed this Fourth Amendment of Lease on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

LANDLORD:	TENANT:

RB KENDALL FEE, LLC, a Delaware limited liability company	CEQUENT PHARMACEUTICALS, INC., a Delaware corporation

By:	By:
Robert L. Beal, its authorized signatory		Name:	TED HIBBEN
		Title:	CHIEF BUSINESS OFFICER

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